ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT dated the 19th day of January, 2001, is between Tony A. Cranford ("Cranford") and Ten Stix, Inc., a Colorado corporation (the "Corporation").


                                    RECITALS

     WHEREAS Cranford created, designed and developed a Class III card game (hereinafter called "Bet the House"), in which Cranford owns all the right, title and interest therein;

     WHEREAS Bet the House has been approved by the Gaming Control Board in the State of Nevada for distribution and operation;

     WHEREAS on October 16, 2000, Cranford filed a patent application with the United State Patent and Trademark Office, application number 60/240.091, for protection of Bet the House (the "Patent Application");

     WHEREAS Cranford is a director and the secretary/treasurer of the Corporation;

     WHEREAS the board of directors of the Corporation held a special meeting to discuss the acquisition by the Corporation of Cranford's right, title and interest in and to Bet the House, and whether such acquisition was in the best interests of the Corporation;

     WHEREAS the Corporation desires to purchase all of Cranford's right, title and interest in and to Bet the House, including any rights in the Patent Application, and Cranford desires to sell all of his right, title and interest in and to Bet the House, including any rights in the Patent Application, to the Corporation; and

     WHEREAS the board of directors approved such acquisition on January 22, 2001.

     In consideration of the recitals and for other valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereby agree as follows.

                                    AGREEMENT

     1. Cranford hereby assigns, transfers, sells and conveys to the Corporation all of Cranford's rights, title and interest in and to Bet the House, including any rights in the Patent Application.

     2. The Corporation agrees to pay to Cranford (i) for a period of six months commencing February 1, 2001 and ending July 30, 2001 (the "Six Month Period), a monthly royalty fee of $175.00 for each Bet the House game that the Corporation leases to a third party during the Six Month Period; and (ii) an aggregate purchase price of either (a) an amount to be calculated by multiplying the average monthly gross revenues generated by the Corporation from each Bet the House game leased during the Six Month Period by three (3), or (b) $30,000.00, whichever is greater.

     3. The Corporation agrees to pay the aggregate monthly royalty fee due and owing to Cranford by the fifteenth day of each month, which monthly payments shall commence when leased by a third party and subject to payment being received by the Corporation.

     4. The Corporation agrees to pay to Cranford the aggregate purchase price
(i) in monthly payments of $1,500, which monthly payments shall commence August 1, 2000 and be due and owing by the fifteenth day of each month, or (ii) in one aggregate payment of such amount due and owing, which aggregate payment shall be paid to Cranford no later than March 31, 2002.

     5. This Assignment Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     6. This Assignment Agreement shall be construed under and governed by the laws of the State of Colorado.

     EXECUTED by the parties on the dates set forth next to their signatures to be effective for all purposes as of the date first above written.

                                          TEN STIX INC., a Colorado
                                          Corporation


                                          By:
                                          -----------------------------
                                          President


                                          /s/ TONY A. CRANFORD
                                          -----------------------------
                                          TONY A. CRANFORD